Exhibit (j)(1)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” for the DWS Variable NAV Money Fund in the related Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the DWS Variable NAV Money Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 033-34645) of our reports dated October 24, 2011, on the financial statements and financial highlights of DWS Variable NAV Money Fund, included in the Fund’s Annual Report dated August 31, 2011.

/s/ Ernst & Young LLP
Boston, Massachusetts
November 25, 2011